Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Constellation Brands, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136379) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061 and 333-146849) of Constellation Brands, Inc. of our report dated November 19, 2007, with respect to the combined balance sheet of Vincor International Partnership and subsidiaries and Vincor Finance, LLC as of March 26, 2006, and the related combined statements of income, changes in owners’ equity, and cash flows for the year ended March 26, 2006, which report appears in the Form 8-K of Constellation Brands, Inc. dated November 20, 2007.

/s/ KPMG LLP

Rochester, New York
November 19, 2007